SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From time to time, Trian Fund Management, L.P. (“Trian”), in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), may:

•	publish the post filed herewith as Exhibit 1 (the “Social Media Post”) to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages (the “Social Media Pages”) or various other social media channels or to its website, www.RestoretheMagic.com (the “Website”), or may otherwise disseminate the Social Media Post to the Company’s shareholders; and

•	disseminate to the Company’s shareholders the communication filed herewith as Exhibit 2 (the “Communication”) and, from time to time, Trian may publish the Communication, or portions thereof, to the Website or to the Social Media Pages or various other social media channels, or may otherwise disseminate the Communication to the Company’s shareholders.

Exhibit 1

Video transcript:

Charles Elson: And the problem is, I think, the issue is the Board itself. What kind of oversight have they exercised? And Mr. Peltz has argued we need someone in there with a different viewpoint to spur them on to effective oversight. And I think that he’s got a good point. You’ve got to figure, number one, they really bungled the succession process – a) the fella did not turn out as they had thought, but b) more importantly, Mr. Iger never really left, he was Executive Chair, which means effectively he was still calling the shots, and he was paid to do that. But again, to blame the problems on the successor that was picked obviously by him as opposed to the Board in a normal search process where the CEO would not really be involved was concerning. And he fails, they bring the old fella back in, the stock was down, and that’s just not good oversight.

Exhibit 2